As filed with the Securities and Exchange Commission on November 7, 1997

                                                  Registration No. 333-37159

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-1/A
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                                   IOMED, Inc.
                         (Name of issuer in its charter)
                                 ---------------
Utah                                  2834                            87-0441272
(State of incorporation)  (Primary Standard Industrial          (I.R.S. Employer
                           Classification Code Number)       Identification No.)

                              3385 West 1820 South
                           Salt Lake City, Utah 84104
                                 (801) 975-1191
    (Address and telephone number of registrant's principal executive offices and principal place of business)

                                ---------------
                           Ned M. Weinshenker, Ph.D.
                            Chief Executive Officer
                              3385 West 1820 South
                           Salt Lake City, Utah 84104
                                 (801) 975-1191

           (Name, Address and telephone number of agent for service)
                                ---------------

                                   Copies to:

 J. Gordon Hansen, Esq.                           Rodd M. Schreiber, Esq.
 Robert C. Delahunty, Esq.                        Skadden, Arps, Slate, Meagher
 Scott R. Carpenter, Esq.                         & Flom (Illinois)
 Parsons Behle & Latimer                          333 West Wacker Drive
 201 South Main Street, Suite 1800                Chicago, Illinois  60606
 Salt Lake City, Utah  84111                      (312) 407-0700
 (801) 532-1234


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                           CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                Proposed            Proposed
                                                                Maximum              Maximum           Amount of
          Title of Each Class              Amount to be      Offering Price         Aggregate        Registration
     of Securities to be Registered        Registered(1)     Per Share (2)     Offering Price (2)         Fee
========================================= ================ =================== ==================== ================
Common Shares, $     par value                   shares    $                       $28,750,000          $8,712
========================================= ================ =================== ==================== ================

(1) Includes _____ shares that the Underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.
                                ----------------
         The Registrant hereby amends this Registration Statement on such a date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

[Information  contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.]

                   SUBJECT TO COMPLETION, DATED OCTOBER 3, 1997



                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

         The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Shares being registered. All the amounts shown are estimates except for the registration fee and the NASD filing fee.


    Securities and Exchange Commission
          Registration Fee                                   $
    NASD Filing Fee
    National Market Listing Fee
    Printing and Engraving and Expenses
    Legal Fees and Expenses
    Accounting Fees and Expenses
    Blue Sky Qualification Fees and Expenses
    Transfer Agent and Registrar Fees and Expenses
    Miscellaneous                                           ----------------
          Total                                              $
                                                            ================

Item 14.  Indemnification of Directors and Officers

         The Company's Articles of Incorporation limit the personal liability of directors and officers for monetary damages to the maximum extent permitted by Utah law. Under Utah law, such limitations include monetary damages for any action taken or failed to be taken as an officer or director except for (i) amounts representing a financial benefit to which the person is not entitled,
(ii) liability for intentional infliction of harm on the Corporation or its shareholders, (iii) unlawful distributions, or (iv) an intentional violation of criminal law. The Articles of Incorporation also provide that the Company will indemnify its directors and officers against any damages arising from their actions as agents of the Company, and that the Company may similarly indemnify its other employees and agents. The Company is also empowered under its Articles of Incorporation to enter into indemnification agreements with its directors and officers.

         The Company's Bylaws provide that, to the full extent permitted by the Company's Articles of Incorporation and the Utah Revised Business Corporation Act, the Company will indemnify (and advance expenses to) the Company's officers, directors and employees in connection with any action, suit or proceeding (civil or criminal) to which those persons are made party by reason of their being a director, officer or employee). Any such indemnification will be in addition to the advancement of expenses.

         The terms of the Company's Stock Option Plan provide that, to the fullest extent permitted by the Company's Articles of Incorporation and Bylaws and by Utah law, no member of the committee which administers the plan will be liable for any action or omission taken with respect to the plan or any options issued thereunder. The Plan also provides that no member of the Board of Directors will be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

         There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 15.  Recent Sales of Unregistered Securities

         The Company has entered into four transactions in the past three years involving the issuance of its securities under certain transactional exemptions of the Securities Act of 1933.

         On February 20, 1996, the Company issued to Laboratoires Fournier S.C.A. ("L.F.") _____ Common Shares in conversion and satisfaction of a non-interest bearing $3,000,000 promissory note sold to L.F. in 1993. On November 29, 1996, the Company issued _____ Common Shares to Child Health Investment Corporation, an affiliate of CHCA, for a total purchase price of $250,000. In connection with that transaction, on December 1, 1996, the Company also issued to ACH, as subsidiary of CHCA, a warrant to acquire up to _____ Common Shares at an exercise price of $____ per share. In March 1997, the Company issued two promissory notes (one for $10.0 million and the other for $5.0 million) to Elan and delivered to Elan a warrant to purchase _____ Common Shares in connection with the purchase of certain technology from Elan. The $10.0 million note (together with accrued interest) will be exchanged for _____ Common Shares concurrently with the closing of the Offering.

         In connection with each of these isolated issuances of the Company's securities, each purchaser of those securities represented and warranted to the Company that it (i) was aware that the securities had not been registered under federal securities laws, (ii) acquired the securities for its own account for investment purposes and not with a view to or for resale in connection with any distribution for purposes of the federal securities laws, (iii) understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition, (iv) was aware that the certificate representing the securities would bear a legend restricting their transfer, and (v) was aware that there was no public market for the securities. The Company believes that, in light of the foregoing, and in light of the sophisticated nature of each of the acquirers, the sale of the Company's securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemption provided under ss. 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.

Item 16.  Exhibits and Financial Statement Schedules

      (a)     Exhibits




Exhibit Number          Description

1.1*                    Form of Underwriting Agreement
3.1                     Articles of Incorporation of the Company
3.2                     Articles of Amendment, filed February 18, 1986
3.3                     Articles of Amendment, filed August 4, 1987
3.4                     Articles of Merger, filed December 3, 1987
3.5                     Articles of Amendment, filed December 18, 1987
3.6                     Articles of Amendment, filed November 16, 1989
3.7                     Articles of Amendment, filed March 3, 1995
3.8                     Bylaws of the Company
4.1                     Reference is made to Exhibits 3.1 through 3.7
4.2*                    Specimen of Common Share Certificate
5.1*                    Opinion of Parsons Behle & Latimer
10.1                    Lease between the Company and Hayter  Properties,  Inc.,
                        dated September 1, 1997
10.2**                  License   Agreement   between   the   Company  and  Elan
                        International Services, Ltd., dated April 14, 1997
10.3**                  License  Agreement between the Company and Drug Delivery
                        Systems, Inc., dated April 14, 1997
10.4                    Promissory   Note   issued  by  the   Company   to  Elan
                        International Management,  Ltd., in the principal amount
                        of $10,000,000, dated April 14, 1997
10.5                    Promissory   Note   issued  by  the   Company   to  Elan
                        International Management,  Ltd., in the principal amount
                        of $5,000,000, dated April 14, 1997
10.6                    Note Purchase and Warrant  Agreement  among the Company,
                        Elan International Services, Ltd. And Elan International
                        Management, Ltd. dated April 14, 1997
10.7                    Warrant  issued to Elan  International  Services,  Ltd.,
                        dated April 14, 1997
10.8                    Registration  Rights  Agreement  between the Company and
                        Elan International Services, Ltd., dated April 14, 1997
10.9                    Asset  Acquisition  Agreement  between  the  Company and
                        Fillauer, Inc., dated December 27, 1996
10.10**                 License  Agreement  between the  Company  and  Fillauer,
                        Inc., dated December 26, 1996.
10.11                   Warrant  issued to  Alliance  of  Children's  Hospitals,
                        Inc., dated December 1, 1996
10.12                   Stock Purchase  Agreement  between the Company and Child
                        Health Investment Corporation, dated November 29, 1996
10.13**                 Manufacturing  Agreement  between  the  Company  and KWM
                        Electronics Corporation, dated November 1, 1996
10.14**                 Contribution  Agreement between the Company and Dermion,
                        Inc.,   dated  March  29,  1996
10.15**                 Patent  License   Agreement   between  the  Company  and
                        Dermion, Inc., dated March 29, 1996
10.16**                 Research and  Development  Agreement  among the Company,
                        Dermion,  Inc. and Ciba-Geigy  Corporation,  dated March
                        29, 1996
10.17                   Stock  Purchase  Agreement  among the Company,  Dermion,
                        Inc. and Ciba-Geigy Corporation, dated March 29, 1996
10.18                   Stockholders' Agreement among the Company, Dermion, Inc.
                        and Ciba-Geigy Corporation, dated March 29, 1996
10.19**                 Agreement between the Company and Laboratoires  Fournier
                        S.C.A., dated February 20, 1996
10.20**                 Agreement  between  the  Company  and ALZA  Corporation,
                        dated July 28, 1993
10.21**                 Supply   Agreement   between   the   Company  and  Abbot
                        Laboratories, Inc., dated April 27, 1993
10.22                   Stock Purchase Agreement between the Company and The CIT
                        Group/Venture Capital, Inc., dated March 8, 1993
10.23                   Stock Purchase Agreement between the Company and certain
                        investors,   dated  February  19,  1993
10.24**                 License Agreement between the Company and the University
                        of Utah Research Foundation, dated October 1, 1992
10.25                   Warrant  issued to Silicon  Valley Bank,  dated June 25,
                        1992
10.26                   Company 1988 Stock Option Plan, as amended
10.27                   Preferred Stock Purchase  Agreement between the Company,
                        Newtek   Ventures,   MBW  Venture   Partners,   Michigan
                        Investment Fund, Utah Ventures, Cordis Corporation,  Ian
                        R.N. Bund, James R. Weersing and Robert J. Harrington, dated August 4, 1987
11.1                    Statement re computation of earnings per share
21.1                    Schedule of Subsidiaries
23.1                    Consent of Parsons Behle & Latimer
23.2                    Consent of Ernst & Young LLP
23.3                    Consent of Workman Nydeggar & Seeley
24.1                    Power of Attorney (see signature page)
27.1                    Financial Data Schedule

*        To be filed by amendment
** Confidential portions omitted and filed separately with the Securities and Exchange Commission.

      (b)     Financial Statement Schedules

              All required financial statement schedules are included as part of the Consolidated Financial Statements.

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes that:

         (1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah on the 3rd day of October, 1997.

                          IOMED, Inc.



                          By: /s/ Ned M. Weinshenker, Ph.D.
                          Its:  Chief Executive Officer and Director


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ned M. Weinshenker, and Robert J.
Lollini, and each of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                 Title                                                Date

                                          President,  Chief Executive Officer and Director     November 7, 1997
/s/ Ned M. Weinshenker, Ph.D.             (Principal Executive Officer)

                                          Vice  President  and  Chief  Financial   Officer     November 7, 1997
/s/ Robert J. Lollini                     (Principal Financial and Accounting Officer)

/s/ James R. Weersing                     Chairman of the Board of Directors                   November 7, 1997


/s/ John W. Fara, Ph.D                    Director                                             November 7, 1997
 .

/s/ Peter J. Wardle                       Director                                             November 7, 1997


/s/ Steven P. Sidwell                     Director                                             November 7, 1997

/s/ Warren Wood                           Director                                             November 7, 1997

Michael T. Sember                         Director                                             November  , 1997



                                  EXHIBIT INDEX

Exhibit Number          Description

1.1*                    Form of Underwriting Agreement
3.1                     Articles of Incorporation of the Company
3.2                     Articles of Amendment, filed February 18, 1986
3.3                     Articles of Amendment, filed August 4, 1987
3.4                     Articles of Merger, filed December 3, 1987
3.5                     Articles of Amendment, filed December 18, 1987
3.6                     Articles of Amendment, filed November 16, 1989
3.7                     Articles of Amendment, filed March 3, 1995
3.8                     Bylaws of the Company
4.1                     Reference is made to Exhibits 3.1 through 3.7
4.2*                    Specimen of Common Share Certificate
5.1*                    Opinion of Parsons Behle & Latimer
10.1                    Lease between the Company and Hayter  Properties,  Inc.,
                        dated September 1, 1997
10.2**                  License   Agreement   between   the   Company  and  Elan
                        International Services, Ltd., dated April 14, 1997
10.3**                  License  Agreement between the Company and Drug Delivery
                        Systems, Inc., dated April 14, 1997
10.4                    Promissory   Note   issued  by  the   Company   to  Elan
                        International Management,  Ltd., in the principal amount
                        of $10,000,000, dated April 14, 1997
10.5                    Promissory   Note   issued  by  the   Company   to  Elan
                        International Management,  Ltd., in the principal amount
                        of $5,000,000, dated April 14, 1997
10.6                    Note Purchase and Warrant  Agreement  among the Company,
                        Elan International Services, Ltd. And Elan International
                        Management, Ltd. dated April 14, 1997
10.7                    Warrant  issued to Elan  International  Services,  Ltd.,
                        dated April 14, 1997
10.8                    Registration  Rights  Agreement  between the Company and
                        Elan International Services, Ltd., dated April 14, 1997
10.9                    Asset  Acquisition  Agreement  between  the  Company and
                        Fillauer, Inc., dated December 27, 1996
10.10**                 License  Agreement  between the  Company  and  Fillauer,
                        Inc., dated December 26, 1996.
10.11                   Warrant  issued to  Alliance  of  Children's  Hospitals,
                        Inc., dated December 1, 1996
10.12                   Stock Purchase  Agreement  between the Company and Child
                        Health Investment Corporation, dated November 29, 1996
10.13**                 Manufacturing  Agreement  between  the  Company  and KWM
                        Electronics Corporation, dated November 1, 1996
10.14**                 Contribution  Agreement between the Company and Dermion,
                        Inc.,   dated  March  29,  1996
10.15**                 Patent  License   Agreement   between  the  Company  and
                        Dermion, Inc., dated March 29, 1996
10.16**                 Research and  Development  Agreement  among the Company,
                        Dermion,  Inc. and Ciba-Geigy  Corporation,  dated March
                        29, 1996
10.17                   Stock  Purchase  Agreement  among the Company,  Dermion,
                        Inc. and Ciba-Geigy Corporation, dated March 29, 1996
10.18                   Stockholders' Agreement among the Company, Dermion, Inc.
                        and Ciba-Geigy Corporation, dated March 29, 1996
10.19**                 Agreement between the Company and Laboratoires  Fournier
                        S.C.A., dated February 20, 1996
10.20**                 Agreement  between  the  Company  and ALZA  Corporation,
                        dated July 28, 1993
10.21**                 Supply   Agreement   between   the   Company  and  Abbot
                        Laboratories, Inc., dated April 27, 1993
10.22                   Stock Purchase Agreement between the Company and The CIT
                        Group/Venture Capital, Inc., dated March 8, 1993
10.23                   Stock Purchase Agreement between the Company and certain
                        investors,   dated  February  19,  1993
10.24**                 License Agreement between the Company and the University
                        of Utah Research Foundation, dated October 1, 1992
10.25                   Warrant  issued to Silicon  Valley Bank,  dated June 25,
                        1992
10.26                   Company 1988 Stock Option Plan, as amended
10.27                   Preferred Stock Purchase  Agreement between the Company,
                        Newtek   Ventures,   MBW  Venture   Partners,   Michigan
                        Investment Fund, Utah Ventures, Cordis Corporation,  Ian
                        R.N. Bund, James R. Weersing and Robert J. Harrington, dated August 4, 1987
11.1                    Statement re computation of earnings per share
21.1                    Schedule of Subsidiaries
23.1                    Consent of Parsons Behle & Latimer
23.2                    Consent of Ernst & Young LLP
23.3                    Consent of Workman Nydeggar & Seeley
24.1                    Power of Attorney (see signature page)
27.1                    Financial Data Schedule

*        To be filed by amendment
** Confidential portions omitted and filed separately with the Securities and Exchange Commission.